EXHIBIT 5.1

February 23, 1998



Ultramar Diamond Shamrock Corporation
6000 North Loop 1604 West
San Antonio, Texas  78249-1112

Re:      Registration Statement on Form S-3 of Ultramar Diamond
         Shamrock Corporation (Registration No. ____________)

Gentlemen:

I am Vice President, General Counsel and Corporate Secretary of Ultramar Diamond Shamrock Corporation (the "Company"). This letter is delivered in connection with the registration, issuance, and sale of up to an aggregate amount of $700,000,000 of Senior Debt Securities, Subordinated Debt Securities, Common Stock, Preferred Stock, and Guarantees (collectively the "Offered Securities") pursuant to the resolutions authorizing the issuance and sale of the Offered Securities, and such other acts as are necessarily incident to the registration, issuance, and sale of the Offered Securities (the "Authorizing Resolutions") adopted by the Company's Board of Directors at a meeting of the Company's Board of Directors held on February 4, 1998. The Senior Debt Securities will be issued pursuant to the terms of an indenture (the "Senior Debt Indenture") dated as of March 15, 1995, between the Company and The Bank of New York acting as trustee (the "Trustee"). The Subordinated Debt Securities will be issued pursuant to the terms of an indenture (the "Subordinated Debt Indenture") between the Trustee and the Company dated June 25, 1997.

I have examined such documents, records, and matters of law as I have deemed necessary for the purposes of this opinion, and based thereon I am of the opinion that the Offered Securities have been duly authorized and will be valid and binding obligations of the Company (except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting creditors' rights generally and subject to general equitable principles) when the Offered Securities are issued, authenticated, or countersigned, and delivered by the Company for valid consideration in accordance with the Authorizing Resolutions and
(i) in the case of the Senior Debt Securities, the terms of the Senior Debt Indenture, (ii) in the case of the Subordinated Debt Securities, the terms of the Subordinated Debt Indenture, (iii) in the case of Common Stock, the Company's Certificate of Incorporation, and (iv) in the case of the Preferred Stock, the relevant Designation of Preferences.

This opinion is based on the Company's Certificate of Incorporation and Bylaws and applicable law as of the date hereof. No assurance can be provided as to the effect on this opinion of any amendment or other change to the Company's Certificate of Incorporation or Bylaws or applicable law after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 filed by the Company to effect registration under the Securities Act of 1933, as amended, of the Offered Securities and to the reference to me under the caption "Legal Matters" in the Prospectus comprising part of such Registration Statement.

Very truly yours,

/s/ Curtis V. Anastasio

Curtis V. Anastasio